Exhibit 10a(24)
Sheila J. Rostiac    Human Resources
Senior Vice President – Human Resources    80 Park Plaza, T4, Newark, NJ 07102
Chief Human Resources Officer & Chief Diversity Officer    tel: 973-430-6047
        email: sheila.rostiac@pseg.com

April 18, 2023

Charles V. McFeaters
In Care Of PSEG

Dear Chaz:

I am pleased to offer you the position of President and Chief Nuclear Officer for PSEG Nuclear LLC, a subsidiary of PSEG Power LLC, effective May 20, 2023. In this position, you will be paid a base annual salary of $650,000. You shall be eligible for your next salary review in January 2024. Salary reviews will be conducted annually thereafter.

You will continue to be eligible to participate in the PSEG Management Incentive Compensation Plan (“MICP”) under the terms and conditions of that Plan. Your target incentive award will be 75% of your base salary. Targets and awards may be adjusted from time to time in accordance with established plan procedures. There is no guarantee of payment under the MICP, and any such payment will be contingent upon your establishment and successful completion of goals and objectives. Any MICP award for 2023 will be prorated based on your promotion date of May 20, 2023. Your award, if earned, will be prorated between your former position, salary, and target of 60% for the period of January 1, 2023 through May 19, 2023, and your new position, salary and target of 75% for the remainder of the year.

You will continue to be a participant in the PSEG 2021 Long-Term Incentive Plan (“LTIP”). It has be recommended to and approved by the Organization and Compensation Committee (“O&CC”) that you be provided with a supplemental 2023 LTIP grant in the amount of $450,000 bringing your total 2023 LTIP grant to $1,000,000. This will be in the form of 30% Restricted Stock Units (“RSUs”) and 70% Performance Share Units (“PSUs”). The number and form of LTIP grants recommended in any given year will appropriately reflect your responsibilities and ability to contribute to the long-term success of PSEG and is subject to the approval of the O&CC of the Board. All future grants under the LTIP will be subject to the terms of the LTIP and the related grant award agreements.

You will continue to be eligible to participate in the PSEG Equity Deferral Plan (“Deferred Equity Plan”), which allows you to defer all or a portion of the receipt of shares under the LTIP. The open enrollment window is typically mid November to mid December of each calendar year. If you would like to defer all or a portion of your 2024 RSUs and/or PSUs under this plan you may do so on-line at Fidelity NetBenefits during the next available open enrollment window.

You will continue to be eligible to participate in the PSEG Deferred Compensation Plan For Certain Employees (“Deferred Compensation Plan”), which allows you to defer all or a portion of your base pay and/or any cash incentive (MICP) you may receive in any given year. The open enrollment window is typically mid November to mid December of each calendar year. If you would like to defer all or a portion of your 2024 base salary and/or all or a portion of your

Charles V. McFeaters                        April 18, 2023
2024 MICP, under this plan, you may do so on-line at Fidelity NetBenefits during the next available open enrollment window.

You will continue to be designated as a Schedule C participant in the Key Executive Severance Plan of Public Service Enterprise Group Incorporated, as amended from time to time.

You will continue to be eligible for a monthly vehicle stipend of $1,000. Please sign and return the enclosed Vehicle Stipend form.

You will be required to own and retain a level of company stock commensurate with your new position as outlined in the attached Officer Stock Ownership and Retention Policy. Please note the required minimum level of company stock ownership is currently 2x base salary for this position.

If, at the time you terminate from employment, you are determined to be a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), your nonqualified deferred compensation payments will be delayed for six months following your termination of employment to the extent necessary to satisfy Section 409A.

The purpose of this letter is to set forth the terms of your new position with the Company; it is not a contract of employment, nor does it guarantee your employment with the Company for any period of time. Your employment with the Company is at-will, which means that either you or the Company is free to terminate the employment relationship at any time, for any reason, with or without cause.

You will be required to complete the attached FERC/BPU interlock questionnaire and your position is contingent upon successful clearance of interlock requirements.

Additionally, a book referencing the Responsibilities of Corporate Officers and Directors will be mailed to your residence.

Finally, you will be required to sign the enclosed Confidentiality, Non-Competition, Non-Solicitation and Intellectual Property Agreement, and the enclosed Arbitration Agreement.
Sincerely,

/s/ Sheila J. Rostiac
_______________________________________

Sheila J. Rostiac
Senior Vice President – Human Resources
and Chief Human Resources Officer and Chief             Diversity Officer

Agreed to this_____day of April, 2023.

/s/ Charles McFeaters
_______________________________________
Charles V. McFeaters

Charles V. McFeaters                        April 18, 2023

Attachments:
1.Management Incentive Compensation Plan (“MICP”)
2.Key Executive Severance Plan of Public Service Enterprise Group, Inc.
3.PSEG Equity Deferral Plan
4.PSEG Deferred Compensation Plan
5.Vehicle Stipend Form
6.Officer Stock Ownership & Retention Policy
7.FERC/BPU Interlock Questionnaire
8.Confidentiality, Non-Competition, Non-Solicitation and Intellectual Property Agreement
9.Arbitration Agreement
10.Responsibilities of Corporate Officers and Directors
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